Exhibit 99.1

Media and Industry Analysts:
Alan Bernheimer	Craig Cochran
Cadence Design Systems, Inc.	Synopsys, Inc.
408-715-8687	650-584-4230
alanbern@cadence.com	craig@synopsys.com

CADENCE V. AVANT! LITIGATION SETTLED

San Jose, Calif., November 13, 2002 — Cadence Design Systems, Inc., (NYSE:CDN) and Synopsys, Inc. (NASD:SNPS) today announced the settlement of the litigation entitled Cadence Design Systems, Inc. et al. v. Avant! Corporation et al., pending in the United States District Court for the Northern District of California. Pursuant to the settlement, Cadence, Avant! and the individuals named in the litigation have agreed to dismiss all pending claims and counterclaims in the litigation and to release all claims they made or could have made in the litigation. Under the agreement, Cadence will be paid $265 million. In addition, Cadence, Avant! and Synopsys, as the acquirer of Avant!, have entered into reciprocal licenses covering the intellectual property at issue in the litigation.

“I am now satisfied that we have reached a fair conclusion to this matter,” said Ray Bingham, President and CEO of Cadence. “This settlement underscores the integrity of the laws that protect and thereby enable innovation. With the litigation behind us, our resources – and those of Synopsys – can be more focused on providing solutions for the technology challenges faced by our customers. I believe that the electronic design industry now can move forward in a spirit of cooperation and healthy competition.”

“We are pleased to have settled this matter in a fair and reasonable manner,” said Dr. Aart de Geus, Chairman and CEO of Synopsys. “We do not condone the actions taken against Cadence in the past by Avant! and acknowledge the damage that it has caused to Cadence. Today’s agreement puts this matter to rest for good. We are pleased that we were able to work constructively with Cadence in order to resolve this matter. We are hopeful that the settlement will open a new chapter to a more mature and healthier electronic design industry going forward.”

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CADENCE V. AVANT! LITIGATION SETTLED	Page 2

Cadence will be paid $265 million in two installments — $20 million to be paid on or before November 22, 2002 and $245 million to be paid on or before December 16, 2002. The amount will be paid by Illinois National Insurance Company, a subsidiary of the American International Group (AIG), insurer for Synopsys, under an insurance policy purchased by Synopsys upon the completion of its acquisition of Avant!

Cadence is the world’s largest supplier of electronic design technologies and services. Leading computer, networking, wireless, and consumer electronics companies use the company’s solutions to design electronic systems and semiconductors down to nanometer scale. IEEE, the world’s largest technical professional society, honored Cadence with its 2002 Corporate Innovation Recognition award. With approximately 5,600 employees and 2001 revenues of approximately $1.4 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and traded on the New York Stock Exchange under the symbol CDN. More information about the company and its products and services is available at www.cadence.com.

Synopsys, Inc. (Nasdaq:SNPS), headquartered in Mountain View, California, creates leading electronic design automation (EDA) tools for the global electronics market. The company delivers advanced design technologies and solutions to developers of complex integrated circuits, electronic systems and systems on a chip. Synopsys also provides consulting and support services to simplify the overall IC design process and accelerate time to market for its customers. Visit Synopsys at http://www.synopsys.com.

The statements by Ray Bingham and Aart de Geus and the above statements contained in this Release are forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Cadence and Synopsys.

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